EXHIBIT 99
FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 16, 2005

HURCO REPORTS RECORD SALES AND OPERATING PROFIT IN FIRST QUARTER 2005 RESULTS

INDIANAPOLIS, INDIANA, — February 16, 2005, Hurco Companies, Inc. (NASDAQ: HURC) today reported net income of $3,030,000 or $.48 per share, for its first fiscal quarter, which ended January 31, 2005, compared to a $669,000, or $.12 per share, for the 2004 corresponding period.
The Company attributed its improved results to increased sales of computerized machine tools and to a lesser extent, the favorable effect of stronger European currencies when translating foreign sales into U.S. Dollars for financial reporting purposes.
Sales and service fees for the first quarter of fiscal 2005 were the highest in the company’s 26-year history and totaled $30,246,000, an increase of $7,528,000, or 33%, from the amount recorded in the prior year due to an overall 31% increase in unit sales of computerized machine tools and to the favorable effects of foreign currency translation. Approximately 66% of Hurco’s sales during the 2005 period were made outside the United States and were denominated in local currencies (primarily the Euro and Pound Sterling). As a result, approximately $1,474,000, or 20%, of the increase was attributable to currency translation.
New order bookings for the first quarter of fiscal 2005 were $26,884,000, an increase of $3,337,000, or 14%, over the amount recorded in the first fiscal quarter of 2004 due to increased orders in the United States and the favorable effect of stronger European currencies. Approximately $1,100,000, or 33%, of the increase was attributable to currency translation effects. Backlog was $9,629,000 at January 31, 2005, compared to $12,746,000 at October 31, 2004.
Gross margin for the first quarter of 2005 was 32% compared to 29% for the prior year period. Selling, general and administrative expenses were $6,187,000, an increase of approximately $1,260,000, or 26%, from the prior year period, due to currency translation effects and increased selling and marketing expenses.
Operating profit for the first quarter of fiscal 2005 was a record for Hurco and totaled $3,553,000, or 12% of sales and service fees, compared to $1,604,000, or 7% of sales and service fees in the prior year.
Total debt was $4,425,000 at January 31, 2005, as compared to $4,600,000 at October 31, 2004, and was 9% of total debt and shareholders’ equity, which aggregated $48,527,000. As of January 31, 2005, the Company had unutilized credit facilities of $11,353,000 available for direct borrowing or commercial letters of credit.
Michael Doar, Chief Executive Officer, stated, “I am pleased with the first quarter results and that our operating profit as a percentage of sales surpassed our corporate goal of 10%. Our sales and services fees in the first quarter of fiscal 2005 included approximately $800,000 from our new lathe product line. We are continuing to invest in research and development, as new products introductions have been a major contributor to our success the past two years.”
Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.
Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended January 31,
	2005	2004
	(unaudited)
Sales and service fees	$30,246	$22,718

Cost of sales and service	20,506	16,187
Gross profit	9,740	6,531

Selling, general and administrative expenses	6,187	4,927
Operating income	3,553	1,604

Interest expense	83	144

Variable options expense	-	255

Other expense, net	71	170

Income before taxes	3,399	1,035

Provision for income taxes	369	366

Net income	$3,030	$669

Earnings per common share

Basic	$0.50	$0.12
Diluted	$0.48	$0.12

Weighted average common shares outstanding
Basic	6,071	5,588
Diluted	6,270	5,753

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended January 31,
Operating Data:	2005	2004
(unaudited)
Gross margin	32.2%	28.7%

SG&A expense as a percentage of sales	20.5%	21.7%

Operating income as a percentage of sales	11.7%	7.1%

Pre-tax income as a percentage of sales	11.2%	4.6%

Depreciation	317	331

Capital expenditures	622	471

Balance Sheet Data:	1/31/2005	10/31/2004

Working capital	$31,790	$26,664

Days sales outstanding	38	38

Inventory turns	2.4	2.3

Capitalization
Total Debt	$4,425	$4,600
Shareholders' Equity	44,102	38,455
Total	$48,527	$43,055

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	January 31,	October 31,
	2005	2004
	(unaudited)	(audited)
ASSETS

Cash and cash equivalents	$11,303	$8,249
Cash - restricted	-	277
Accounts receivable	16,651	17,337
Inventories	31,394	28,937
Other	3,232	1,672
Total current assets	62,580	56,472

Property and equipment:
Land	761	761
Building	7,205	7,205
Machinery and equipment	12,645	12,106
Leasehold improvements	700	676
	21,311	20,748
Less accumulated depreciation and amortization	(12,772)	(12,512)
	8,539	8,236

Software development costs, less amortization	2,979	2,920
Investments and other assets	5,878	5,818
	$79,976	$73,446

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Accounts payable	$19,249	$18,361
Accrued expenses	11,541	11,447
Bank debt	-	-
Current portion of long-term debt	319	317
Total current liabilities	31,109	30,125

Non-current liabilities:
Long-term debt	4,106	4,283
Defered credits and other obligations	659	583
Total liabilities	35,874	34,991

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,177,714 and
6,019,594 shares issued, respectively	618	602
Additional paid-in capital	47,425	46,778
Accumulated deficit	(412)	(3,442)
Accumulated other comprehensive income	(3,529)	(5,483)
Total shareholders' equity	44,102	38,455
	$79,976	$73,446